Exhibit 99.2

CREDIT AGREEMENT
dated as of
February 22, 2006
among
COMMONWEALTH EDISON COMPANY,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
BARCLAYS BANK PLC,
as Syndication Agent
and
BANK OF AMERICA, N.A., CITIBANK, N.A. and
DEUTSCHE BANK SECURITIES INC.,
as Documentation Agents

J.P. MORGAN SECURITIES INC. and
BARCLAYS CAPITAL,
the investment banking division of BARCLAYS BANK PLC,
as Joint Bookrunners and Joint Lead Arranger

 - i -

SECTION 8.02. Waivers; Amendments	47
SECTION 8.03. Expenses; Indemnity; Damage Waiver	48
SECTION 8.04. Successors and Assigns	49
SECTION 8.05. Survival	51
SECTION 8.06. Counterparts; Integration; Effectiveness	52
SECTION 8.07. Severability	52
SECTION 8.08. Right of Setoff	52
SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process	52
SECTION 8.10. WAIVER OF JURY TRIAL	53
SECTION 8.11. Headings	53
SECTION 8.12. Confidentiality	53
SECTION 8.13. Interest Rate Limitation	54
SECTION 8.14. USA PATRIOT Act	54

SCHEDULES:

Schedule 1.01(a) – Pricing Schedule
Schedule 1.01(b) – Existing Letters of Credit
Schedule 2.01 – Commitments
Schedule 5.02(a) – Existing Liens
Schedule 5.02(h) – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Borrower’s Counsel
Exhibit C – Form of Compliance Certificate
Exhibit D – Form of Bond Delivery Agreement
 - ii -

     CREDIT AGREEMENT dated as of February 22, 2006, among COMMONWEALTH EDISON COMPANY, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BARCLAYS BANK PLC, as Syndication Agent, and BANK OF AMERICA, N.A., CITIBANK, N.A. and DEUTSCHE BANK SECURITIES INC., as Documentation Agents.
     The parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Adjusted Funds From Operations” means, for any period, the Borrower’s Net Cash Flows From Operating Activities for such period minus the Borrower’s Transitional Funding Instrument Revenue for such period plus the Borrower’s Net Interest Expense for such period.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director or officer of such Person.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar

Revolving Loan, or with respect to commitment fees payable hereunder, as the case may be, the applicable rate per annum as set forth on Schedule 1.01(a).
     “Approved Fund” has the meaning assigned to such term in Section 8.04.
     “Asset Disposition” means any sale, transfer, lease or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of obsolete or worn out property in the ordinary course).
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Bond Delivery Agreement” means an agreement substantially in the form of Exhibit D whereby the Administrative Agent (i) acknowledges delivery of the First Mortgage Bond and (ii) agrees to hold the First Mortgage Bond for the benefit of the Lenders and to distribute all payments made by the Borrower on account thereof to the Lenders.
     “Borrower” means Commonwealth Edison Company, an Illinois corporation.
     “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Exelon or any Wholly Owned Subsidiary of Exelon, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or by Exelon or any Wholly Owned Subsidiary of Exelon nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than Exelon or any Wholly Owned Subsidiary of Exelon). For the sake of clarity and the avoidance of doubt, neither (x) the occurrence of any event described above in respect of Exelon nor (y) a distribution to the shareholders of Exelon of the shares of the Borrower’s common stock currently held indirectly by Exelon, whether directly or as a subsidiary of a holding company shall constitute a “Change in Control”.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.
     “Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.08(e), the Supplemental Indenture, the Bond Delivery Agreement and the First Mortgage Bond.
     “Credit Extension” means the making of a Loan or the issuance or modification of a Letter of Credit hereunder.
     “Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases, (v) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of documentary letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “dollars” or “$” refers to lawful money of the United States of America.

     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).
     “Eligible Successor” means a Person which (i) is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the laws of one of the states of the United States or the District of Columbia, (ii) as a result of a contemplated acquisition, consolidation or merger, will succeed to all or substantially all of the consolidated business and assets of the Borrower and its Subsidiaries, (iii) upon giving effect to such contemplated acquisition, consolidation or merger, will have all or substantially all of its consolidated business and assets conducted and located in the United States and (iv) is acceptable to the Required Lenders as a credit matter.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VI.
     “Evergreen LC” means a Letter of Credit which includes a provision which automatically extends the expiry date thereof for a specified period unless, within some period of time in advance of the then applicable expiry date thereof, the Administrative Agent gives notice to the beneficiary to the effect that such Letter of Credit will not be so extended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and modified from time to time.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the

Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).
     “Exelon” means Exelon Corporation, a Pennsylvania corporation.
     “Existing Letter of Credit” means each letter of credit listed on Schedule 1.01(b).
     “Existing Warrants” means the presently outstanding Common Stock Purchase Warrants (1971 Warrants and Series B Warrants) previously issued by the Borrower.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or an assistant treasurer of the Borrower.
     “First Mortgage Bond” means, collectively, one or more First Mortgage Bonds issued by the Borrower to the Administrative Agent pursuant to the Mortgage in the aggregate principal amount from time to time equal to the aggregate amount of the Commitments plus $8,000,000.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Genco” means Exelon Generation Company, LLC, a Pennsylvania limited liability company.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other financial obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any financial obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other financial obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other financial obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other financial obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or financial obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Information Memorandum” means the Confidential Information Memorandum dated January 20, 2006, relating to the Borrower and the Transactions.
     “Intangible Transition Property” means (i) “intangible transition property,” as defined in Section 18-102 of the Illinois Public Utilities Act, and (ii) any property created pursuant to an order of the Illinois Commerce Commission issued pursuant to state legislation described in clause (ii) of the definition of “Transitional Funding Instruments,” which consists primarily of the right to impose non-bypassable charges to customers of a utility in order to facilitate the utility’s recovery of specified costs and/or deferred rates.
     “Interest Coverage Ratio” means, for the period of four consecutive fiscal quarters most recently ended, the ratio of the Borrower’s Adjusted Funds from Operations for such period to the Borrower’s Net Interest Expense for such period.
     “Interest Expense” means, for any period, “interest expense” as shown on a consolidated statement of income of the Borrower for such period prepared in accordance with GAAP.
     “Interest Expense to Affiliates” means, for any period, “Interest expense to affiliates” as shown on a consolidated statement of income of the Borrower for such period.
     “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means JPMorgan and each other Lender that agrees in writing with the Borrower to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Unless the context requires otherwise, the phrase “the Issuing Bank” shall mean only the Lender (or Affiliate thereof) which is the Issuing Bank affected by, or otherwise in respect of, one or more Letters of Credit issued (or to be issued) by such Issuing Bank.
     “JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole (other than (x) any matters disclosed in the Borrower’s filings with the Securities and Exchange Commission pursuant to the Exchange Act prior to the date of this Agreement and (y) any subsequent developments in the regulatory proceedings initiated (i) February 25, 2005 regarding the procurement of power supply by the Borrower (known as the Procurement Case) and (ii) August 31, 2005 seeking, among other things, to adjust the Borrower’s rates for delivering electricity effective January 2, 2007 (known as the Rate Case) and any legislation, settlements, events, developments or circumstances arising from the outcome of such proceedings), or (b) the validity or enforceability of any of the Credit Documents or the rights of or benefits available to the Lenders thereunder.
          “Material Debt” means Debt (other than the Loans and the Letters of Credit, any Nonrecourse Debt, any Debt of an SPC under a Permitted Securitization and any Transitional Funding Instruments), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $45,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means February 20, 2009.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Moody’s Rating” means, at any time for the Borrower, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior secured long-term public debt securities.
          “Mortgage” means the Mortgage, dated July 1, 1923, as amended and supplemented by supplemental indentures, including the Supplemental Indenture, dated August 1, 1944, from the Borrower to the Trustees; provided that no effect shall be given to any amendment, supplement or refinancing after the date of this Agreement that would broaden the definition of “permitted liens” as defined in the Mortgage as constituted on the date of this Agreement.
          “Mortgaged Property” means all real and personal property from time to time intended to be subjected to the lien of the Mortgage.
          “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
          “Net Cash Flows From Operating Activities” means, for any period, “Net cash flows provided by operating activities” as shown on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding any “working capital changes” (as shown on such statement of cash flows) taken into account in determining such “Net cash flows provided by operating activities”.

          “Net Interest Expense” means, for the Borrower for any period, the total of (a) the Borrower’s Interest Expense for such period minus (b) the Borrower’s or the Borrower’s Subsidiaries’ Transitional Funding Instrument Interest for such period.
          “Non-Extension Date” means, with respect to any Evergreen LC, the date by which the Issuing Bank must give notice to the beneficiary thereof of the non-renewal of such Evergreen LC in order to avoid the automatic extension of the expiry date thereof.
          “Nonrecourse Debt” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to the Borrower or any of its Affiliates other than:
     (i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset;
     (ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and
     (iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure owing to the Lenders and the Issuing Banks, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Credit Documents.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 8.04.
          “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
          “Permitted Securitization” means any sale and/or contribution, or series of related sales and/or contributions, by the Borrower or any Subsidiary of the Borrower of accounts receivables, payment intangibles, notes receivable and related rights (collectively, “receivables”) or interests therein to a trust, corporation or other entity, where (a) the purchase of such receivables or interests therein is funded in whole or in part by the incurrence or issuance by the purchaser or any successor purchaser of Debt or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such receivables or interests therein, provided, however, that “Debt” as used in this clause

(a) shall not include Debt incurred by an SPC owed to the Borrower or to a Subsidiary of the Borrower which Debt represents all or a portion of the purchase price paid by the SPC for such receivables or interests therein, (b) any recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrower or any Subsidiary (other than the SPC that is a party to such transaction) in respect of receivables or interests therein sold, or payments made in respect thereof, are customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under applicable laws (including debtor relief laws), and (c) any recourse, repurchase, hold harmless, indemnity or similar obligations of an SPC in respect of receivables or interests therein sold, or payments made in respect thereof, are customary for transactions of this type.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any other member of the Controlled Group may have any liability.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Principal Subsidiary” means, with respect to the Borrower, (i) each Utility Subsidiary of the Borrower (other than Commonwealth Edison Company of Indiana, Inc., so long as it does not qualify as a Principal Subsidiary under the following clause (ii)) and (ii) each other Subsidiary of the Borrower the assets of which exceeded $250,000,000 in book value at any time during the preceding 12-month period. Notwithstanding the foregoing, Principal Subsidiary shall not include any SPC or Special Purpose Subsidiary.
          “Receivables Transaction Attributed Debt” means, on any date of determination, the outstanding unrecovered invested amount paid to an SPC by any third parties under the legal documents entered into as part of any Permitted Securitization that would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.
          “Register” has the meaning set forth in Section 8.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower; provided, however, that neither of the following shall be deemed a Restricted Payment under this definition: (i) the issuance of shares of common stock of the Borrower, and the payment of cash in lieu of any fractional shares of such common stock otherwise issuable upon the exercise of the Existing Warrants or (ii) the payment of distributions on the trust preferred securities issued by each of ComEd Financing II LLC and ComEd Financing III LLC and outstanding on the date hereof.
          “Revolving Availability” means the aggregate Commitments less $25,000,000.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.03.
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “S&P Rating” means, at any time for the Borrower, the rating issued by S&P and then in effect with respect to the Borrower’s senior secured long-term public debt securities.
          “Single Employer Plan” means a Plan maintained by the Borrower or any other member of the Controlled Group for employees of the Borrower or any other member of the Controlled Group.
          “SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights in connection with and pursuant to a Permitted Securitization.
          “Special Purpose Subsidiary” means a direct or indirect wholly owned Subsidiary of the Borrower, substantially all of the assets of which are Intangible Transition Property, and proceeds thereof, formed solely for the purpose of holding such assets and issuing Transitional Funding Instruments, and structured so as to comply with the requirements customarily imposed on bankruptcy-remote corporations in receivables securitizations.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which has a book value of $250,000,000 or more.
          “Supplemental Indenture” means the Supplemental Indenture dated as of February 1, 2006, supplementing the Mortgage to provide for the creation and issuance of the First Mortgage Bond.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, Exelon equity incentive plan or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Transitional Funding Instrument” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidence of indebtedness or instruments evidencing a beneficial interest which (i) (A) are issued pursuant to a “transitional funding order” (as such term is defined in Section 18-102 of the Illinois Public Utilities Act, as amended) issued by the Illinois Commerce Commission at the request of an electric utility and (B) are secured by or otherwise payable solely from non-bypassable cent per kilowatt hour charges authorized pursuant to such order to be applied and invoiced to customers of such utility, or (ii) (A) are issued pursuant to a financing order of a public utilities commission at the request of an electric utility pursuant to state legislation which is enacted to facilitate the recovery of certain specified costs by electric utilities through non-bypassable cent per kilowatt hour charges and/or demand charges authorized pursuant to such order to be applied and invoiced to customers of such utility and (B) are secured by or otherwise payable solely from such non-bypassable charges.
          “Transitional Funding Instrument Interest” means, for any period, the portion of the Borrower’s Interest Expense for such period that was payable in respect of Transitional Funding Instruments.
          “Transitional Funding Instrument Revenue” means, for any period, the portion of such Borrower’s consolidated revenue for such period attributable to charges invoiced to customers in respect of Transitional Funding Instruments.

          “Trustees” means BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank) and D.G. Donovan, and any other successors thereto, as trustees under the Mortgage.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “Unfunded Liabilities” means, (i) in the case of any Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, and (ii) in the case of any Multiemployer Plan, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from such Multiemployer Plan.
          “Utility Subsidiary” means each Subsidiary of the Borrower that is engaged principally in the transmission or distribution of electricity and is subject to rate regulation as a public utility by federal or state regulatory authorities.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, association, limited liability company, partnership, or other entity in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by such Person, or by one or more of the other Wholly-Owned Subsidiaries of such Person, or both.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of any calculation or determination which is to be made on a consolidated basis (including compliance with Section 5.02(c)), such calculation or determination shall exclude any assets, liabilities, revenues and expenses that are included in Borrower’s financial statements from “variable interest entities” as a result of the application of FIN No. 46, Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51, as updated through FIN No. 46-R and as modified by FIN No. 94.
ARTICLE II
The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) absent the consent of each Lender, the sum of the total Revolving Credit Exposures exceeding the Revolving Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a).
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. By their execution of this Agreement, the parties hereto agree that on the Closing Date (without any further action by any Person), each Existing Letter of Credit shall be deemed to have been issued under this Agreement and the rights and obligations of the issuer and the account party thereunder shall be subject to the terms hereof.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended (including pursuant to Section 2.04(k)) only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the sum of the total Revolving Credit Exposures shall not exceed the Revolving Availability and the conditions set forth in Section 4.02 (and Section 4.01, in the case of any Letter of Credit issued on the Closing Date) have been satisfied.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that with the prior consent of the Administrative Agent and the Issuing Bank, such Issuing Bank may issue Letters of Credit with a later expiration date so long as on the Maturity Date, whether or not an Event of Default exists, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the undrawn amount of all outstanding Letters of Credit with an expiration date later than five Business Days prior to the Maturity Date. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an approaching Maturity Date, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Letters of Credit have expired and all related reimbursement obligations satisfied in full.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05(a) with respect to Loans made by such Lender (and Section 2.05(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 6.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (k) Evergreen Letters of Credit. The Lenders agree that, while an Evergreen LC is outstanding and prior to the Maturity Date, at the option of the Borrower and upon the written request of the Borrower received by the Issuing Bank (with a copy to the Administrative Agent) no more than fifty (50) days and at least twenty (20) days (or such shorter time as the Issuing Bank may agree in a particular instance) prior to the effective Non-Extension Date thereof, the Issuing Bank shall be entitled to authorize or permit the automatic extension of such Evergreen LC. Each such request from the Borrower for extension of an Evergreen LC shall be in writing and shall specify: (i) the Evergreen LC to be extended; (ii) the proposed effective date of extension of the Evergreen LC (which shall be a Business Day except to the extent it is the expiry date of the applicable Evergreen LC and no action of the Issuing Bank is required on such date); (iii) the revised expiry date of the Evergreen LC (which, subject to Section 2.04(c), shall not be later than the earlier of (A) the date one year after the then effective expiry date of such Evergreen LC and (B) the date that is five Business Days prior to the Maturity Date); and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to so extend or permit the extension of any Evergreen LC if the Issuing Bank would have no obligation as of the proposed effective date of extension to issue or amend such Evergreen LC in its extended form under the terms of this Agreement (including Section 4.02). If as of the date twenty (20) days prior to the Non-Extension Date of any Evergreen LC the Issuing Bank would be entitled to authorize the extension of such Evergreen LC in accordance with this Section 2.04(k) upon the request of the Borrower but the Issuing Bank shall not have received a request from the Borrower to cause or permit such extension or a written direction from the Borrower to not cause or permit such extension, the Borrower shall be deemed to have delivered a request to cause the extension of such Letter of Credit. In addition, upon the direction of the Borrower for any Evergreen LC, the Issuing Bank shall give such notice as is necessary to prevent an automatic extension of the expiry date of such Evergreen LC; provided, however, that in no event shall the Issuing Bank have liability to any party thereto for its failure to give such notice if written direction to give such notice is received by the Issuing Bank less than twenty (20) days prior to the Non-Extension Date for such Evergreen LC. The Issuing Bank will provide to the Administrative Agent and the Borrower a copy of any notice of non-extension given to an Evergreen LC beneficiary pursuant to this Section.
          SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower shall have no obligation under this paragraph (b) in respect thereof.
          SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the

Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02(c):
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a Interest Election Request with respect to a Eurodollar Revolving Borrowing by 11:00 a.m. on the third Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $50,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures would exceed the total Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving

Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
          SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate set forth on Schedule 1.01(a) on the daily amount of the difference between the Commitment of such Lender and the Revolving Credit Exposure of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee for each day on which the Revolving Credit Exposure exceeds 50% of the aggregate Commitments, which shall accrue at 0.25% on the daily amount of the Revolving Credit Exposure of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing

Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for LIBO Rate Loans.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.13. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
          and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the reasons therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.06(d) or 8.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks holding at least 51% of the outstanding LC Exposure), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          SECTION 3.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
          (b) The execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents are within the Borrower’s powers, have been duly authorized by all necessary organizational action on the part of the Borrower, and do not and will not contravene (i) the restated articles of incorporation or by-laws of the Borrower, (ii) applicable law or (iii) any contractual or legal restriction binding on or affecting the properties of the Borrower or any of its Subsidiaries.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Credit Document, except an appropriate order or orders of (i) the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, if applicable, (ii) the Federal Energy Regulatory Commission, if applicable, and (iii) the Illinois Commerce Commission under the Illinois Public Utilities Act which order or orders have been duly obtained and are (x) in full force and effect and (y) sufficient for the purposes hereof.
          (d) Each Credit Document is a legal, valid and binding obligation of the Borrower,

enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
          (e) (i) The consolidated balance sheet of the Borrower and its consolidated subsidiaries as at December 31, 2004 and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as of September 30, 2005 and the related unaudited consolidated statement of income for the nine-month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject in the case of such balance sheet and statement of income for the period ended September 30, 2005, to year-end adjustments) the consolidated financial condition of the Borrower and its consolidated subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its consolidated subsidiaries for the periods ended on such dates in accordance with the Borrower; and (ii) there has been no event, development or circumstance since December 31, 2004 that has had or could reasonably be expected to have a Material Adverse Effect.
          (f) There is no pending or, to the knowledge of the Borrower after due inquiry, threatened action, investigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that may reasonably be anticipated to have a Material Adverse Effect. There is no pending or, to the knowledge of the Borrower after due inquiry, threatened action or proceeding against the Borrower or any of its Subsidiaries that purports to affect the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any other Credit Document.
          (g) No proceeds of any Loan to the Borrower have been or will be used directly or indirectly in connection with the acquisition of in excess of 5% of any class of equity securities that is registered pursuant to Section 12 of the Exchange Act or, except for any cash payments made (or any common stock issued in accordance with the terms of the Existing Warrants) in connection with the Existing Warrants, any transaction subject to the requirements of Section 13 or 14 of the Exchange Act.
          (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan to the Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of the Borrower and its Subsidiaries is represented by margin stock.
          (i) Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          (j) During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and the other Credit Documents and prior to the date of any borrowing of Loans by the Borrower or the issuance or modification of any Letter of Credit for the account of the Borrower, no steps have been taken to terminate any Plan, and there is no “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Plan. No condition exists or event or transaction has occurred with respect to any Plan (including any Multiemployer Plan) which could reasonably be expected to result in the incurrence by the Borrower or any other member of the Controlled Group of any material liability (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business), fine or penalty.
          (k) Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          (l) Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     (m) (i) The First Mortgage Bond and the Mortgage are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting creditors’ rights generally. The issuance of the First Mortgage Bond to the Administrative Agent is not required to be registered under the Securities Act of 1933, as amended. The execution, delivery and performance by the Borrower of the First Mortgage Bond and the Mortgage are within its corporate powers, have been duly authorized by all necessary corporate action and do not violate any provision of law or any agreement, indenture, note or other instrument binding upon or affecting it or its restated articles of incorporation or by-laws or give cause for acceleration of any of its Debt, except to the extent such violation or acceleration would not, in the aggregate, have a material adverse effect on the value of the First Mortgage Bond or the Mortgaged Property or the enforceability of the First Mortgage Bond or the Mortgage.
          (ii) All authorizations, approvals and other actions by, and notices to and filings with, all Governmental Authorities required for the due execution, delivery and performance of the First Mortgage Bond and the Mortgage have been obtained or made and are in full force and effect.
          (iii) The Mortgage creates in favor of the Trustees for the ratable benefit of the holders of each outstanding series of mortgage bonds issued under the Mortgage, including the Administrative Agent as holder of the First Mortgage Bond, a legally valid and enforceable first priority security interest in the Mortgaged Property existing as of this date and constitutes a perfected security interest in all such Mortgaged Property, subject to (A) “permitted liens,” as defined in the Mortgage, (B) the terms of the franchises, licenses, easements, leases, permits, contracts and other instruments under which the Mortgaged Property is held or operated, and (C) such other liens, prior rights and encumbrances none of which other liens, prior rights and encumbrances, with minor or insubstantial exceptions, affects from a legal standpoint the security for the First Mortgage Bond or the Borrower’s right to use such properties in its business. The Mortgage conforms to the requirements of the Trust Indenture Act of 1939, as amended.
          (iv) The Borrower has good title to the Mortgaged Property, subject only to the exceptions set forth in the Mortgage and in paragraph (iii) above, none of which materially impairs the use of the property affected thereby for the use intended in the operation of the business of the Borrower and except for defects in title or interest that would not, in the aggregate, have a material adverse effect on the value of the Mortgaged Property.

          (v) The First Mortgage Bond is a bond issued pursuant to, and entitled to the benefit of, the Mortgage and has been authenticated and delivered in accordance with the Mortgage.
          (vi) Upon delivery of the First Mortgage Bond to the Administrative Agent and unless the First Mortgage Bond has been released by the Administrative Agent, the First Mortgage Bond has been paid in full, or the Commitments have been terminated, (A) the First Mortgage Bond is outstanding (to the extent the Commitments have not been permanently reduced), (B) the Administrative Agent is the holder of the First Mortgage Bond for all purposes under the Mortgage (unless the Administrative Agent transfers such First Mortgage Bond) and (C) the First Mortgage Bond ranks pari passu with all other bonds and instruments issued pursuant to the Mortgage.
          (vii) The representations and warranties made by the Borrower in the Mortgage are true and correct in all material respects after giving effect to the Loans and the use of the proceeds contemplated herein and the issuance of the Letters of Credit.
          (viii) As of and after giving effect to the Closing Date, the principal amount of outstanding Debt issued under the Mortgage, excluding the principal amount of Debt represented by the First Mortgage Bond, is $2,544,096,000.
          (n) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sidley Austin LLP, special counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (f) The Administrative Agent shall have received:
(i) The First Mortgage Bond in the aggregate principal amount equal to $1,008,000,000 as of the Closing Date.
(ii) A certificate of a duly authorized officer of BNY Midwest Trust Company, as Trustee, certifying that the First Mortgage Bond has been authenticated and is outstanding under the Mortgage.
(iii) A certificate of a duly authorized officer of the Borrower certifying that attached thereto is (i) a true, correct and complete copy of the Mortgage, dated July 1, 1923, as amended and supplemented by supplemental indentures, including the Supplemental Indenture, dated August 1, 1944, from the Borrower to the Trustees, omitting copies of supplemental indentures that provide for the issuance of Debt, (ii) a listing of the supplemental indentures currently in effect and confirming that such supplemental indentures are the only supplemental indentures or other instruments in effect that have amended or supplemented the original Mortgage and (iii) a complete and correct copy of the Supplemental Indenture.
(iv) The Bond Delivery Agreement, executed and delivered by the Borrower.
          (g) The Administrative Agent shall have received copies of all Governmental Authority and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and all other documents reasonably requested by the Administrative Agent.
          (h) The Borrower shall be removed as a party to all existing credit facilities with Exelon, including the Three Year Credit Agreement dated as of October 31, 2003, the Five Year Credit Agreement dated as of July 16, 2004 and the Credit Agreement dated as of October 28, 2005 among Exelon, the Borrower, PECO Energy Company and Genco, the banks party thereto and the agents party thereto and all letters of credit thereunder for the account of the Borrower shall become Letters of Credit hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., New York City time, on March 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that this Section 4.02(a) shall not apply to the representations and warranties set forth in Section 3.01(e)(ii) and the first sentence of Section 3.01(f) with respect to a Borrowing if (i) such Borrowing will not increase the aggregate Revolving Credit Exposure of the Lenders, or (ii) the proceeds of such Borrowing will be used exclusively to repay the Borrower’s commercial paper (and, in the event of any such Borrowing, the Administrative Agent may require the Borrower to deliver information sufficient to disburse the proceeds of such Borrowing directly to the holders of such commercial paper or a paying agent therefor); and
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Covenants
          SECTION 5.01. Affirmative Covenants. Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted) shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized in accordance with this Agreement, the Borrower covenants and agrees with the Lenders that the Borrower will, and, in the case of Section 5.01(a), will cause its Principal Subsidiaries to:
          (a) Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes.
(i) keep proper books of record and account, all in accordance with generally accepted accounting principles in the United States, consistently applied;

(ii) subject to Section 5.02(b), preserve and keep in full force and effect its existence;
(iii) maintain and preserve all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect) which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;
(iv) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including those of any Governmental Authority and including with respect to environmental matters) to the extent the failure to so comply, individually or in the aggregate, would have a Material Adverse Effect;
(v) maintain insurance with responsible and reputable insurance companies or associations, or self-insure, as the case may be, in each case in such amounts and covering such contingencies, casualties and risks as is customarily carried by or self-insured against by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Principal Subsidiaries operate;
(vi) at any reasonable time and from time to time, pursuant to prior notice delivered to the Borrower, permit any Lender, or any agent or representative of any thereof, to examine and, at such Lender’s expense, make copies of, and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Principal Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of its Principal Subsidiaries with any of their respective officers; provided that any non-public information (which has been identified as such by the Borrower or the applicable Principal Subsidiary) obtained by any Lender or any of its agents or representatives pursuant to this clause (vi) shall be treated confidentially by such Person; provided, further, that such Person may disclose such information to any other party to this Agreement, its examiners, affiliates, outside auditors, counsel or other professional advisors in connection with the Agreement or if otherwise required to do so by law or regulatory process; and
(vii) use the proceeds of the Loans to it for general corporate purposes (including the refinancing of its commercial paper and the making of acquisitions), but in no event for any purpose which would be contrary to Section 3.01(g) or 3.01(h).
(b) Reporting Requirements. Furnish to the Lenders:
(i) as soon as possible, and in any event within five Business Days after the Borrower becomes aware of the existence of any Default, after due inquiry, a statement of an authorized officer of the Borrower setting forth details of such Default and the action which the Borrower proposes to take with respect thereto;
(ii) as soon as available and in any event within the earlier of (A) 60 days after the end of each of the first three quarters of each fiscal year of the Borrower and (B) the date on which such document is required to be filed with the Securities and Exchange Commission, a copy of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if the Borrower is not required to file a Quarterly Report on Form 10-Q, copies of an unaudited consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statement of income of the Borrower for the portion of the Borrower’s fiscal year ending on the last day of such quarter, in each case prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments), together with a certificate of an authorized officer of the Borrower stating that no Default with respect to the Borrower has occurred and is continuing or, if any such Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;
(iii) as soon as available and in any event within (a) 105 days after the end of each fiscal year of the Borrower and (B) the date on which such document is required to be filed with the Securities and Exchange Commission, a copy of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if the Borrower is not required to file an Annual Report on Form 10-K, the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity (if applicable) and cash flows of the Borrower for such fiscal year, certified by PricewaterhouseCoopers LLP or other certified public accountants of recognized national standing), together with a certificate of an authorized officer of the Borrower stating that no Default has occurred and is continuing or, if any Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;
(iv) concurrently with the delivery of the annual and quarterly reports referred to in Sections 5.01(b)(ii) and 5.01(b)(iii), a compliance certificate in substantially the form set forth in Exhibit C, duly completed and signed by the Chief Financial Officer, Treasurer or an Assistant Treasurer of the Borrower;
(v) except as otherwise provided in clause (ii) or (iii) above, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all Reports on Form 10-K, 10-Q or 8-K, and registration statements (without exhibits) and prospectuses that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange (except to the extent that any such registration statement or prospectus relates solely to the issuance of securities pursuant to employee purchase, benefit or dividend reinvestment plans of the Borrower or such Subsidiary);
(vi) promptly upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Plan, or the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to any Plan, which could result in the incurrence by the Borrower or any other member of the Controlled Group of any material liability, fine or penalty, notice thereof and a statement as to the action the Borrower proposes to take with respect thereto;
(vii) promptly upon becoming aware thereof, notice of any change in the Moody’s Rating or the S&P Rating for the Borrower; and
(viii) such other information respecting the business, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender, through the

Administrative Agent, may from time to time reasonably request.
The Borrower may provide information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Section 5.01(b) and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a Credit Extension, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (iii) provides notice of any Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or the other Credit Documents or any Credit Extension hereunder (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on Exelon’s or the Borrower’s Internet website). Notwithstanding the foregoing, the Borrower agrees that, to the extent requested by the Administrative Agent, it will continue to provide “hard copies” of Communications to the Administrative Agent.
The Borrower further agrees that the Administrative Agent may make Communications available to the Lenders by posting such Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE ADMINISTRATIVE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.
Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address.
          (c) Further Assurances; etc.
     (i) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such assurances or instruments and take such further steps relating to the First

Mortgage Bond covered by any of the Credit Documents as the Administrative Agent may reasonably require to maintain the validity and the continued exercise of the First Mortgage Bond as are generally consistent with the terms of this Agreement and the Credit Documents. Furthermore, the Borrower will, and will cause its Subsidiaries to, deliver to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 5.01(c).
     (ii) The Borrower agrees that each action required by clause (i) of this Section 5.01(c) shall be completed as soon as reasonably practical, but in no event later than 30 days (or such greater number of days as the Administrative Agent may agree) after such action is requested to be taken by the Administrative Agent or the Required Lenders.
          (d) Maintenance of Availability. The Borrower shall at all times maintain at least $1,750,000,000 of issuance availability (ignoring any “net earnings certificate” requirements) in the form of “property additions” and “bondable bond retirements” (as such terms are defined in the Mortgage) (the “Maintenance Test”) under the Mortgage; provided that, of such availability, at least $900,000,000 shall not be subject to delivery of a “net earnings certificate” as of the Closing Date and at least $1,300,000,000 shall not be subject to delivery of a “net earnings certificate” as of December 31, 2006.
          SECTION 5.02. Negative Covenants. Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted) shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized in accordance with this Agreement, the Borrower covenants and agrees with the Lenders that:
          (a) Limitation on Liens. The Borrower will not create, incur, assume or suffer to exist, or, permit any of its Principal Subsidiaries to create, incur, assume or suffer to exist, any Lien on its respective property, revenues or assets, whether now owned or hereafter acquired except:
     (i) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;
     (ii) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
     (iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (iv) Liens incidental to the normal conduct of the business of the Borrower or any Subsidiary or the ownership of its property or the conduct of the ordinary course of its business, including (A) zoning restrictions, easements, rights of way, reservations, restrictions on the use of real property and other minor irregularities of title, (B) rights of lessees under leases, (C) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in the possession of such banks, (D) Liens or deposits to secure the performance of statutory obligations, tenders, bids, leases, progress payments, performance or return-of-money bonds, performance or other similar bonds or other obligations of a similar nature incurred in the ordinary course of business, and (E) Liens required by any contract or statute in order to permit the Borrower or a Subsidiary of the

Borrower to perform any contract or subcontract made by it with or pursuant to the requirements of a governmental entity, in each case which are not incurred in connection with the borrowing or money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair the use of property in the operation of the business of the Borrower and its Subsidiaries taken as a whole;
     (v) Liens upon or in any property acquired in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property;
     (vi) Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition unless permitted by the preceding clause (v));
     (vii) Liens on the property, revenues and/or assets of any Person that exist at the time such Person becomes a Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens;
     (viii) Liens granted in connection with any financing arrangement for the financing of pollution control facilities, limited to the facilities so acquired or financed;
     (ix) Liens on any improvements to property securing Indebtedness incurred to provide funds for all or part of the cost of such improvements in a principal amount not exceeding the cost of acquisition or construction of such improvements and incurred within 12 months after completion of such improvements or construction, provided that such Liens do not extend to or cover any property of the Borrower or any Subsidiary other than such improvements;
     (x) Liens incurred or deposits to secure the performance of surety bonds incurred in the ordinary course of business consistent with past practice, provided that such Liens shall cover only the Borrower’s or its Subsidiaries’ interests in and relating to the contract underlying the transaction for which such surety bonds were issued;
     (xi) Liens on cash or cash equivalents created or existing to secure stay or appeal bonds or otherwise resulting from any litigation or legal proceeding which are being contested in good faith by appropriate action promptly initiated and diligently conducted, including the Lien of any judgment; provided, that the aggregate amount secured by all such Liens does not exceed $45,000,000;
     (xii) agreements for and obligations relating to the joint or common use of property owned solely by the Borrower or any of its Principal Subsidiaries, or owned by the Borrower or any of its Principal Subsidiaries in common or jointly with one or more other parties;
     (xiii) Liens securing any extension, renewal, replacement or refinancing of Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix) or (xii) of this Section 5.02(a); provided, that
     (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and
     (B) the amount secured by such Lien at such time is not increased to any amount greater than the amount outstanding at the time of such renewal, replacement or refinancing;

     (xiv) Liens existing on the date hereof and described in Schedule 5.02(a).
     (xv) Liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts including Liens granted by an SPC to secure Debt arising under a Permitted Securitization;
     (xvi) Liens granted by a Special Purpose Subsidiary to secure Transitional Funding Instruments of such Special Purpose Subsidiary and Liens granted by Borrower to a Special Purpose Subsidiary on the Intangible Transition Property sold to such Subsidiary as a precaution in case such sales are re-characterized as financings of the Borrower;
     (xvii) Liens arising under the Mortgage and “permitted liens” as defined in the Mortgage;
     (xviii) Liens on assets held by entities which are required to be included in the Borrower’s consolidated financial statements solely as a result of the application of Financial Accounting Standards Board Interpretation No. 46R; and
     (xix) Liens, other than those described in clauses (i) through (xviii) of this Section 5.02(a), granted by the Borrower in the ordinary course of business securing Debt of the Borrower; provided, that the aggregate amount of all Debt secured by Liens permitted by this clause (xix) shall not exceed in the aggregate at any one time outstanding $45,000,000.
          (b) Mergers and Consolidations; Disposition of Assets. The Borrower will not merge with or into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or permit any Principal Subsidiary to do so, except that (i) any of its Principal Subsidiaries may merge with or into or consolidate with or transfer all or substantially all of its assets to any other Principal Subsidiary of the Borrower, (ii) any of its Principal Subsidiaries may merge with or into or consolidate with or transfer all or substantially all of its assets to the Borrower and (iii) the Borrower or any of its Principal Subsidiaries may merge with or into or consolidate with or transfer all or substantially all of its assets to any other Person; provided that, in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and (A) in the case of any such merger, consolidation or transfer of assets to which the Borrower is a party, either (x) the Borrower shall be the surviving entity or (y) the surviving entity shall be an Eligible Successor and shall have assumed all of the obligations of the Borrower under this Agreement, the other Credit Documents and the Letters of Credit issued for the account of the Borrower pursuant to a written instrument in form and substance satisfactory to the Administrative Agent and (B) subject to clause (A) above, in the case of any such merger, consolidation or transfer of assets to which any of its Principal Subsidiaries is a party, a Principal Subsidiary of the Borrower shall be the surviving entity.
          (c) Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.25 to 1.0.
          (d) Continuation of Businesses. The Borrower will not engage in, or permit any of its Subsidiaries to engage in, any line of business which is material to the Borrower and its Subsidiaries, taken as a whole, other than businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof, including extensions required to meet applicable regulatory requirements.
          (e) Asset Dispositions. The Borrower will not, nor will it permit any Subsidiary to,

make any Asset Disposition except for (i) Asset Dispositions among the Borrower and one or more Subsidiaries or among any Subsidiaries, (ii) Asset Dispositions expressly permitted by Section 5.02(b), (iii) other Asset Dispositions of property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 5.02(e)(iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries, (iv) transfers of accounts receivable (and rights ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization; provided that the Receivables Transaction Attributed Debt pursuant to Permitted Securitizations may at no time exceed $200,000,000, (v) transfers of Intangible Transition Property (and rights ancillary thereto) pursuant to and in accordance with the terms of a rate deferral and/or specified cost recovery securitization program authorized by Illinois law, (vi) dispositions of assets that have become obsolete or no longer useful in the business of the Borrower or any of its Subsidiaries and (vii) dispositions of equipment or real property to the extent that (A) such disposition is in the ordinary course of business or (B) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.
          (f) Restricted Payments. At any time that (x) a Default has occurred and is continuing (or would occur after giving thereto) or (y) the Borrower’s senior secured debt is rated below any two of the following three ratings: BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch Ratings Ltd., then the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.
          (g) Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and its Wholly Owned Subsidiaries not involving any other Affiliate, (iii) sale and servicing transactions with an SPC pursuant to, and in accordance with the terms of, a Permitted Securitization, (iv) sale and servicing transactions with a Special Purpose Subsidiary pursuant to, and in accordance with, the terms of the documents governing the issuance of Transitional Funding Instruments, (v) transactions expressly approved by any Governmental Authority, (vi) tax sharing agreements and arrangements with Exelon, so long as such agreements and arrangements provide for a ratable sharing of tax liabilities among the Persons party thereto, (vii) customary fee, expense reimbursement, liability insurance and indemnification arrangements with directors, (viii) the payment or accrual of salaries and related benefits to officers and (ix) the making of any Restricted Payment permitted by Section 5.02(f).
          (h) Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (x) the ability of the Borrower to incur Debt under the Mortgage or to create, incur or permit to exist any Lien thereunder or any Lien contemplated under the Credit Documents, (y) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its other property or assets, or (z) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Debt of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 5.02(h) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions relating to an SPC and contained in agreements governing a Permitted Securitization or relating to a Special Purpose Subsidiary and imposed by the documents governing the issuance of Transitional Funding Instruments, (v) clause (y) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (vi) clause (y) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) clause (y) of the foregoing shall not apply to customary restrictions or conditions imposed by any agreement relating to unsecured Debt provided that such restrictions or conditions are substantially consistent with those contained in Section 5.02(a).
          (i) Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year to end on any date other than December 31 of each year.
          (j) Subordinated Debt; Other Indebtedness and Payments. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Debt that has been expressly subordinated to the repayment of Debt under this Agreement. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Debt that constitutes a Material Debt or any Debt that has been expressly subordinated to the repayment of the Debt under this Agreement prior to the date when due (other than its obligations hereunder) while a Default has occurred and is continuing or in violation of any relevant term of such subordination; provided that the Borrower shall be permitted to make sinking fund payments in accordance with the terms of the Borrower’s sinking fund debentures outstanding as of the Closing Date.
          (k) Limitation on Secured Debt. The Borrower will not and will not permit any Subsidiary to, issue any Debt secured by a Lien on any property of any such Person, other than (i) additional First Mortgage Bonds in accordance with the Mortgage, subject to compliance with Section 5.01(d), and (ii) Debt secured by Liens contemplated by Section 5.02(a).
          (l) Amendment of Mortgage. The Borrower will not amend, supplement, waive or terminate the Mortgage in any manner that is materially adverse to the Lenders; provided the foregoing shall not prohibit the Borrower from supplementing the Mortgage in order to provide for the issuance of additional first mortgage bonds in accordance with the Mortgage, subject to compliance with Section 5.01(d).
ARTICLE VI
Events of Default

          SECTION 6.01. Events of Default. If any of the following events shall occur and be continuing (any such event an “Event of Default”):
          (a) The Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable, (ii) any reimbursement obligation in respect of any LC Disbursement within one Business Day after the same becomes due and payable or (iii) any interest on any Loan or any other amount payable under this Agreement or any other Credit Document within three Business Days after the same becomes due and payable; or
          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) pursuant to the terms of this Agreement or any other Credit Document shall prove to have been incorrect or misleading in any material respect when made; or
          (c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(a)(ii), Section 5.01(a)(vii), Section 5.01(b)(i) or Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier of (x) the date on which the Borrower becomes aware of such failure or (y) written notice thereof has been delivered to the Borrower by the Administrative Agent; or
          (d) The Borrower or any Subsidiary thereof shall fail to pay any principal of or premium or interest on any Debt that is outstanding in an amount in excess of $45,000,000 in the aggregate (but excluding Debt hereunder, Nonrecourse Debt, Debt of an SPC under a Permitted Securitization, and Transitional Funding Instruments) of the Borrower or such Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under the Mortgage or any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in the Mortgage or such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of and Debt secured by the Mortgage or any such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, other than any acceleration of any Debt secured by equipment leases of the Borrower or a Subsidiary thereof as a result of the occurrence of any event requiring a prepayment (whether or not characterized as such) thereunder, which prepayment will not result in a Material Adverse Effect; or
          (e) The Borrower or any Subsidiary thereof (other than an SPC or a Special Purpose Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Subsidiary thereof (other than an SPC or a Special Purpose Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Subsidiary thereof (other than an SPC or a Special Purpose Subsidiary) shall take any action to authorize or to consent to any of the actions set forth above in this Section 6.01(e); or

          (f) One or more judgments or orders for the payment of money in an aggregate amount exceeding $45,000,000 (excluding any such judgments or orders to the extent covered by (i) insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing or (ii) available third party recoveries) shall be rendered against the Borrower or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (g) (i) Any Reportable Event that the Required Lenders determine in good faith is reasonably likely to result in the termination of any Plan or the appointment by the appropriate United States District Court of a trustee to administer a Plan shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; (ii) any Plan shall be terminated; (iii) a Trustee shall be appointed by an appropriate United States District Court to administer any Plan; (iv) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or (v) the Borrower or any member of the Controlled Group withdraws from any Multiemployer Plan; provided that on the date of any event described in clauses (i) through (v) above, the Borrower has received a notice assessing liability to the Borrower with respect to the applicable Plan and such liability exceeds $45,000,000; and provided, further, that no event described in this Section 6.01(g) that arises out of actions or inactions by any Affiliate of the Borrower (other than any of its Subsidiaries) shall constitute an Event of Default unless 15 days shall have elapsed after the Required Lenders have reasonably determined, and notified the Borrower in writing, that such event has had or is reasonably likely to have a Material Adverse Effect on the Borrower; or
          (h) a Change in Control shall occur; or
          (i) (i) The First Mortgage Bond shall cease to be outstanding for any reason other than (A) the termination of the Commitments, the payment in full of the Loans, LC Disbursements and other obligations under the Credit Documents and the termination or expiration of the Letters of Credit (or cash collateralization thereof or issuance of standby letters of credit in support thereof, in each case in accordance with Section 2.04), (B) the payment in full of the First Mortgage Bond or (C) the return by the Administrative Agent of the First Mortgage Bond to the Borrower or the Trustees, or (ii) the Administrative Agent, on behalf of the Lenders, shall cease at any time to be the holder of the First Mortgage Bond for all purposes of the Mortgage (unless the First Mortgage Bond is transferred by the Administrative Agent);
then, and in every such event (other than an event with respect to the Borrower described in clause (e) of this Section 6.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole and require that all outstanding Letters of Credit be cash collateralized pursuant to Section 2.04(j) (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and all such Letters of Credit shall be so cash collateralized, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (e) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the

Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VII
The Administrative Agent
          Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, any Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and any Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent with respect to the First Mortgage Bond and the Bond Delivery Agreement and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent with respect thereto by the terms hereof or of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.
          The titles “Documentation Agent” and “Syndication Agent” are purely honorific, and no Person designated as a “Documentation Agent” or a “Syndication Agent” shall have any duties or responsibilities in such capacity.
ARTICLE VIII
Miscellaneous

          SECTION 8.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below and Section 5.01(b) above), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to it at 440 South LaSalle Street – Suite 3300, Chicago, Illinois 60605, Attention of Chief Financial Officer (telecopy no. (312) 394-2867), with copies to it at the same address, Attention of General Counsel (telecopy no. (312) 394-5433) and to Exelon Corporation, Corporate Treasury, 10 South Dearborn Street – Suite 3600, Chicago, Illinois 60603, Attention of Assistant Treasurer (telecopy no. (312) 394-4082);
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Ina Tjahjono (Telecopy No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 15th Floor, New York 10017, Attention of Maj Sayegh (Telecopy No. (212) 270-4392); and
     (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) terminate its interest in all or any portion of the First Mortgage Bond without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Banks holding at least 51% of the aggregate outstanding LC Exposure, as the case may be.
          SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, any Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
          SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
        (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
        (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
        (C) the Issuing Banks holding at least 51% of the outstanding LC Exposure.
     (ii) Assignments shall be subject to the following additional conditions:
        (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment

(determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
        (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
        (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
        (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.06(d) or 8.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated, subject to the succeeding sentence; provided, that if the Commitments have expired or terminated, all outstanding

Obligations have been paid in full in cash and the aggregate LC Exposure with respect to any outstanding Letters of Credit has been cash collateralized in accordance with Section 2.04(c), if applicable, or otherwise in form and amount reasonably satisfactory to the Administrative Agent, then, subject to the succeeding sentence, the provisions of this Agreement shall terminate. The provisions of Sections 2.04(c), 2.13, 2.14, 2.15 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any

Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 8.12. Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 8.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMONWEALTH EDISON COMPANY
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By
Name:
Title:

Schedule 1.01(a)
PRICING SCHEDULE

Status	Commitment Fee	Applicable Rate
		LIBO Rate Loans	ABR Loans
Level I Status	0.100%	0.25%	0.00%
Level II Status	0.125%	0.50%	0.00%
Level III Status	0.150%	0.75%	0.00%
Level IV Status	0.175%	1.00%	0.00%
Level V Status	0.250%	1.25%	0.25%
Level VI Status	0.375%	1.75%	0.75%
     “Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.
     “Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.
     “Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.
     “Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.
     “Level V Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better or the Borrower’s S&P Rating is BBB- or better.
     “Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
     “Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.
     The Applicable Rate and commitment fee shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. At any time at which the S&P Rating differs from the Moody’s Rating by more than one level (including each modifier as a separate level), then the Applicable Rate and commitment fee shall be determined by reference to the rating which is one level higher than the lower of the two ratings. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level VI Status shall exist.

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Commonwealth Edison Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,000,000,000 Credit Agreement dated as of February 22, 2006 among Commonwealth Edison Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

[1]	Select as applicable.

     6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
Revolving Commitment	$	$	%
Effective Date:                      ___, 20 ___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.

3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C
FORM OF ANNUAL AND QUARTERLY COMPLIANCE CERTIFICATE
                                        , 20____
          Pursuant to the Credit Agreement, dated as of February 22, 2006, among Commonwealth Edison Company (the “Borrower”), various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), the undersigned, being ___of the Borrower, hereby certifies on behalf of the Borrower as follows:
          1. Delivered herewith are the financial statements prepared pursuant to Section 5.01(b)[(ii)/(iii)] of the Credit Agreement for the fiscal ___ended ___, 20___. All such financial statements comply with the applicable requirements of the Credit Agreement.
          2. Schedule I hereto sets forth in reasonable detail the information and calculations necessary to establish the Borrower’s compliance with the provisions of Section 5.02(c) of the Credit Agreement as of the end of the fiscal period referred to in paragraph 1 above.
          3. (Check one and only one:)
             No Default has occurred and is continuing.
             A Default has occurred and is continuing, and the document(s) attached hereto as Schedule II specify in detail the nature and period of existence of such Default as well as any and all actions with respect thereto taken or contemplated to be taken by the Borrower.
          4. The undersigned has personally reviewed the Credit Agreement, and this certificate was based on an examination made by or under the supervision of the undersigned sufficient to assure that this certificate is accurate.
          5. Capitalized terms used in this certificate and not otherwise defined shall have the meanings given in the Credit Agreement.

COMMONWEALTH EDISON COMPANY

By

Name:

Title:

Date:

EXHIBIT D
FORM OF BOND DELIVERY AGREEMENT
BOND DELIVERY AGREEMENT
COMMONWEALTH EDISON COMPANY
TO
JPMORGAN CHASE BANK, N.A., AS AGENT
Dated as of February 22, 2006

Relating to
First Mortgage Bonds, Bank Series 2006
Due February 20, 2009

     THIS BOND DELIVERY AGREEMENT (this “Agreement”), dated as of February 22, 2006, is between Commonwealth Edison Company (the “Company”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) under the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of February 22, 2006 among the Company, the lenders party thereto (the “Lenders”), and the Agent.
     WHEREAS, the Company has entered into the Credit Agreement and may from time to time make borrowings thereunder in accordance with the provisions thereof;
     WHEREAS, the Company has established its First Mortgage Bond, Bank Series 2006, due February 20, 2009 in the aggregate principal amount of $1,008,000,000 (whether one or more, the “Bond”), to be issued under and in accordance with the Supplemental Indenture dated as of February 1, 2006 (the “Supplemental Indenture”) to the Mortgage, dated July 1, 1923, as amended and supplemented by supplemental indentures, including the Supplemental Indenture dated August 1, 1944 (as amended and supplemented, the “Mortgage”), from the Company to BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee, and D.G. Donovan, as co-trustee; and
     WHEREAS, the Company proposes to issue and deliver to the Agent, for the benefit of the Lenders, the Bond in order to provide the Bond as evidence of (and the benefit of the lien of the Mortgage with respect to the Bond for) (a) the Obligations of the Company arising under the Credit Agreement and (b) the Other Obligations (as defined below).
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Agent hereby agree as follows:
ARTICLE I
DEFINITIONS
     Capitalized terms used but not otherwise defined herein have the respective meanings assigned to such terms in the Credit Agreement. As used herein, the following terms shall have the following meanings:
     “Bank Product Agreements” means those certain cash management service agreements entered into from time to time by the Company and its Subsidiaries in connection with any of the Bank Products, as the same may be amended, supplemented or otherwise modified from time to time.
     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Company and its Subsidiaries to any Lender pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that such Persons are obligated to reimburse to the Agent and the Lenders as a result of the Agent and the Lenders purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Company and its Subsidiaries pursuant to the Bank Product Agreements.
     “Bank Products” means any service or facility extended to the Company and its Subsidiaries by any Lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards and (e) cash management (including controlled disbursement) accounts or services, including Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system).

     “Other Obligations” shall mean all Bank Products Obligations and all amounts owing by the Company in respect of any Swap Agreements entered into with any Lender or any Affiliate of any Lender.
ARTICLE II
THE BONDS
Section 2.1 Delivery of Bond.
     In order to provide the Bond as evidence of (and through the Bond the benefit of the Lien of the Mortgage for) the Obligations and the Other Obligations, the Company hereby delivers to the Agent the Bond in the aggregate principal amount of $1,008,000,000, maturing on February 20, 2009 and bearing interest as provided in the Supplemental Indenture. The obligation of the Company to pay the principal of, and interest on, the Bond shall be deemed to have been satisfied and discharged in full or in part, as the case may be, to the extent of payment by the Company of the Obligations and the Other Obligations, all as set forth in the Bond and in Section 2.04 of the Supplemental Indenture.
     The Bond is registered in the name of the Agent and shall be owned and held by the Agent, subject to the provisions of this Agreement, for the benefit of the Lenders, and the Company shall have no interest therein. The Agent shall be entitled to exercise all rights of bondholders under the Mortgage with respect to the Bond.
     The Agent hereby acknowledges receipt of the Bond.
Section 2.2 Payments on the Bond.
     Any payments received by the Agent on account of the principal of, or interest on, the Bond shall be deemed to be and treated in all respects as payments of the Obligations and the Other Obligations, and such payments shall be distributed by the Agent to the Lenders as follows: (i) first, to the costs and expenses of the Agent (in its capacity as such) in connection with preserving or realizing upon the Bond, (ii) second, to the payment, pro rata, of (a) the Obligations in accordance with the provisions of the Credit Agreement and (b) the Other Obligations up to a maximum amount equal to $8,000,000 in the aggregate, (iii) third, to all remaining Obligations and (iv) fourth, to all remaining Other Obligations (and the Company hereby consents to such distributions).
ARTICLE III
NO TRANSFER OF BOND; SURRENDER OF BOND
Section 3.1 No Transfer of the Bond.
     The Agent shall not sell, assign or otherwise transfer the Bond delivered to it under this Agreement except to a successor administrative agent under the Credit Agreement. The Company may take such actions as it shall deem necessary, desirable or appropriate to effect compliance with such restrictions on transfer, including the issuance of stop-transfer instructions to the trustees under the Mortgage or any other transfer agent thereunder.
Section3.2 Surrender of Bond.

     (a) The Agent shall forthwith surrender the Bond to or upon the order of the Company at the first time at which the Commitments shall have been terminated and all Obligations shall have been paid in full in cash.
     (b) Upon any permanent reduction in the Aggregate Commitment pursuant to the terms of the Credit Agreement, the Agent shall promptly confirm such reduction to the Trustees.
ARTICLE IV
GOVERNING LAW
     This Agreement shall construed in accordance with and governed by the internal laws (without regard to the conflict of laws provisions) of the State of New York, but giving effect to Federal laws applicable to national banks.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and the Agent have caused this Agreement to be executed and delivered as of the date first above written.

COMMONWEALTH EDISON COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:
Signature Page to
Bond Delivery Agreement